Exhibit 10.6

    EXECUTION VERSION

MORTGAGE LOAN PURCHASE AGREEMENT

among

MINISTRY PARTNERS INVESTMENT CORPORATION,

as Seller,

and

MINISTRY PARTNERS FUNDING, LLC,

as Purchaser

Dated as of October 30, 2007

ii

EXHIBITS
Exhibit A	Form of Supplemental Conveyance

iii

MORTGAGE LOAN PURCHASE AGREEMENT

THIS MORTGAGE LOAN PURCHASE AGREEMENT dated as of October 30, 2007 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is among MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation, as seller (the “Seller”) and Ministry Partners Funding, LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

R E C I T A L S :

WHEREAS, the Seller desires to transfer from time to time its entire right, title and interest in certain mortgage loans and related assets, and the Purchaser desires to acquire such right, title and interest in such eligible mortgage loans and related assets, subject to the terms and conditions of this Agreement;

WHEREAS, it is contemplated that the Purchased Mortgage Loans purchased hereunder will be pledged by the Purchaser to the Agent for the benefit of the Secured Parties;

WHEREAS, the Seller agrees that all representations, warranties, covenants and agreements made by the Seller herein with respect to the Purchased Mortgage Loans shall also be for the benefit of the Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and sufficient consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble hereto.

“Cut-off Date” shall mean, (i) with respect to the Purchased Mortgage Loans sold on the Initial Purchase Date, the close of business on September 30, 2007 and (ii) with respect to Purchased Mortgage Loans sold on a subsequent Purchase Date, the close of business on  the last day of the calendar month immediately preceding such Purchase Date or such other date agreed to by the Seller and the Purchaser in connection with any Supplemental Conveyance.

“Deficiency” shall mean as of any date and with respect to any Mortgage File and Mortgage Loan related thereto (i) the failure of any one or more of the documents, instruments or agreements contained therein to appear on their face to be fully executed or to correspond substantively to the information on the related Mortgage Loan Schedule; (ii) any one or more of the documents, instruments or agreements contained therein are mutilated, materially damaged, torn or otherwise physically altered; (iii) the absence from a Mortgage File of any document, instrument or agreement required to be contained therein as of such date, or (iv) any discrepancies between the information set forth in the Mortgage Loan Schedule with respect to such Mortgage Loan and the information set forth in the Mortgage File.

"Deleted Mortgage Loan" shall mean a Mortgage Loan that is repurchased from the Purchaser pursuant to the terms hereof and is replaced by one or more Qualifying Substitute Mortgage Loans.

“Excluded Taxes” shall have the meaning set forth in Section 7.02 hereof.

“Financial Asset” shall have the meaning specified in Section 8-102(a)(9) of the Relevant UCC.

“Indemnified Amounts” shall have the meaning set forth in Section 7.01 hereof.

“Initial Purchase Date” shall mean October 30, 2007.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the related Mortgaged Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting such Mortgaged Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to such Mortgaged Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Loan Agreement” shall mean the Loan, Security and Servicing Agreement, dated as of October 30, 2007, by and among Ministry Partners Funding, LLC, as Borrower, Fairway Finance Company, LLC, as Lender, Evangelical Christian Credit Union, as Servicer, BMO Capital Markets Corp., as Agent, and U.S. Bank National Association, as Custodian, and Account Bank and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as Back-up Servicer.

“Mortgage File” shall have the meaning set forth in Section 2.05 hereof.

“Mortgage Loan” means a loan secured by a mortgage, deed of trust or other instrument creating a lien on an estate in fee simple interest in real property.

“Officer’s Certificate” means a certificate signed by the President, an Executive Vice President, a Senior Vice President, a Vice President,  the Treasurer, Assistant Treasurer, the Secretary, an Assistant Secretary or any other authorized officer of the Seller, as the case may be, and delivered to the Purchaser and the Agent.

“Purchase” shall mean a purchase hereunder by the Purchaser of Mortgage Loans, Related Security and Collections with respect thereto, on each Purchase Date.

“Purchase Date” shall mean the Initial Purchase Date and each other date on which a Mortgage Loan is sold pursuant to Section 2.01(b) and pursuant to any Supplemental Conveyance.

“Purchase Price” shall mean, for the Mortgage Loans sold on any Purchase Date, the amount specified herein or in the related Supplemental Conveyance, as applicable, which amount shall be equal to the aggregate Outstanding Principal Balance of such Mortgage Loans as of the applicable Cut-Off Date plus an amount equal to the accrued and unpaid interest on such Mortgage Loans as of the Purchase Date (which the Purchaser and the Seller hereby acknowledge represents the fair value of such Mortgage Loans).

“Purchase Termination Event” shall have the meaning set forth in Section 6.01 hereof.

“Purchased Assets” shall mean, (i) each Purchased Mortgage Loan and the related Outstanding Principal Balance of such Mortgage Loan as of the close of business on the related Cut-Off date for such Purchased Mortgage Loan, (ii) all documents required to be included in the Mortgage Files and other Records relating to each such Purchased Mortgage Loan, including without limitation all monies due or to become due under or in connection therewith, (iii) all Related Security with respect to each Purchased Mortgage Loan, (iv) all Collections with respect to each Purchased Mortgage Loan, (v) all Transaction Documents to which Seller is a party (including without limitation, all rights of indemnification arising thereunder and all UCC financing statements filed pursuant thereto), (vi) all other rights and payments relating to the Purchased Mortgage Loans and other Collateral, (vii) all bank and similar accounts relating to collections on and proceeds of the Purchased Mortgage Loans and Mortgaged Properties (whether now existing or hereafter established), and all cash, investment property, instruments, financial assets or other property that are held or required to be deposited in such accounts and (viii) all proceeds (including, without limitation, “proceeds” as defined in Article 9 of the UCC as in effect in the State of New York) of any of the foregoing, including without limitation interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of such items.

“Purchased Mortgage Loan” shall mean the Mortgage Loans that are sold, or that are purported to have been sold, by the Seller to the Purchaser pursuant to this Agreement and which are identified on the Schedule of Mortgage Loans; provided, that if at any time, a Mortgage Loan becomes a Repurchased Mortgage Loan or a Deleted Mortgage Loan, such Mortgage Loan shall no longer constitute a Purchased Mortgage Loan.

“Purchaser” shall have the meaning set forth in the preamble hereto.

"Qualifying Substitute Mortgage Loan" shall mean, in the case of a Mortgage Loan substituted for a Deleted Mortgage Loan, a Mortgage Loan that, on the date of such substitution, is an Eligible Mortgage Loan.

“Repurchase Amount” shall mean, with respect to any Repurchased Mortgage Loan, as of the date of such repurchase, an amount equal to the Outstanding Balance of such Mortgage Loan as of the date of such repurchase.

“Repurchased Mortgage Loan” shall mean, at any time, a Mortgage Loan as to which payment of the Repurchase Amount has previously been made by the Seller pursuant to this Agreement.

“Schedule of Mortgage Loans” shall mean Schedule 1 attached hereto identifying the Purchased Mortgage Loans as of the initial Cut-off Date (which Schedule may be in the form of microfiche or in electronic format, including disk, electronic file, CD-ROM or other manner acceptable to the Purchaser), as the same may be supplemented from time to time in connection with each Supplemental Conveyance delivered thereafter and as the same may be otherwise amended in accordance with the terms hereof.

“Seller” shall have the meaning set forth in the preamble hereto.

“Supplemental Conveyance” shall mean the Supplemental Conveyance required to be delivered on each Purchase Date (other than the Initial Purchase Date) pursuant to Section 4.02 hereof, in substantially the form of Exhibit A hereto.

Section 1.02.  Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03.  References to Agreements, Etc. to Include Amendments and Other Modifications.  Any reference in this Agreement to any agreement means such agreement as it may be amended, restated, supplemented or otherwise modified from time to time.  Any reference in this Agreement to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action (and any successor thereto) as amended, supplemented or otherwise modified from time to time, and shall include any rule or regulation promulgated thereunder.  Any reference in this Agreement to a Person shall include the permitted successors or assignees of such Person.

Section 1.04.  Capitalized Terms Incorporated by Reference to the Loan Agreement.  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

ARTICLE II

SALES AND PURCHASES; SETTLEMENTS

Section 2.01.  General Terms     (a)          Upon the terms and subject to the conditions herein, on the Initial Purchase Date the Seller shall sell to the Purchaser without recourse, and the Purchaser shall acquire from the Seller, the Purchased Assets listed on the Schedule of Mortgage Loans for the Purchase Price of $[_______________].  Upon the terms and subject to the conditions herein, after the Initial Purchase Date but prior to the date on which this Agreement terminates in accordance with Section 6.01 hereof, the Seller shall from time to time, on each Purchase Date, sell to the Purchaser without recourse, and the Purchaser shall acquire from the Seller, the Purchased Assets for the Purchase Price specified in the related Supplemental Conveyance.

(b)           The sale of Purchased Assets on any Purchase Date after the Initial Purchase Date shall occur upon the satisfaction or waiver of the conditions set forth in Section 4.02.  Upon the satisfaction of such conditions on each Purchase Date, the Purchaser shall pay to the Seller the Purchase Price specified in the related Supplemental Conveyance in immediately available funds.

Section 2.02.  Purchase Price.

On each Purchase Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article IV, make available to the Seller the Purchase Price.  The Purchase Price for the Purchased Assets sold by the Seller under this Agreement shall be payable in full in immediately available funds by the Purchaser.

Section 2.03.  Transfers and Assignments.  It is the intention of the parties hereto that each Purchase made hereunder constitute a complete sale and assignment of all of the Seller’s right, title and interest in, to and under, the Purchased Assets to the Purchaser and that the Purchased Assets will not be a part of the Seller’s estate in the event of any liquidation, reorganization or similar insolvency proceeding with respect to the Seller.  However, if, notwithstanding the intent of the parties, the Purchased Assets are held to be the property of the Seller, or if for any other reason this Agreement is held or deemed to create a security interest in the Purchased Assets, then (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Seller shall be deemed to have granted to the Purchaser, and the Seller hereby does grant to the Purchaser, a first priority security interest in all of the Seller's right, title and interest in, to and under the related Purchased Assets, whether now owned or hereafter acquired or arising, in order to secure all of the Seller’s obligations hereunder, (iii) the possession by the Custodian of Mortgage Notes and such other items of property as constitute “instruments”, “money”, “negotiable documents” or “chattel paper” (each as defined in the applicable UCC) shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest in such item of property pursuant to Section 9-313 (or comparable provision) of the applicable UCC, and (iv) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law.  Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Loan Agreement shall also be deemed to be an assignment of any security interest created hereby.  The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Purchased Assets, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Credit and Security Agreement.  If at any time applicable law requires the consent of any bailee, the Seller shall, upon the Purchaser’s reasonable request, obtain such consent (in a form reasonably acceptable to the Purchaser).

Section 2.04.  Protection of the Purchaser’s Ownership of the Purchased Assets.  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Purchaser may reasonably request in order to perfect or protect the Purchaser’s interest (and the priority thereof) in the Purchased Assets or to enable the Purchaser or its transferees to exercise or enforce any of their respective rights hereunder and thereunder.  Without limiting the foregoing, Seller will, upon the reasonable request of the Purchaser, in order to accurately reflect this transaction, execute (to the extent required by applicable law) and file such financing or continuation statements or amendments thereto or assignments thereof as may be reasonably requested by the Purchaser (and hereby authorizes the Purchaser, or its assignee, to file such financing or continuation statements or amendments thereto or assignments thereof without the signature of the Seller), and mark its master data processing records with a notation describing the acquisition by the Purchaser of the Purchased Assets.  To the fullest extent permitted by applicable law, Seller hereby irrevocably grants to the Purchaser an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Seller, as the case may be, but without the Seller’s signature, continuation statements and amendments thereto and assignments thereof which are consistent with the intent of this Agreement, in such cases where the Seller is obligated hereunder or in connection herewith to sign such statements, amendments or assignments if, after written notice to the Seller, as the case may be, the Seller, as the case may be, shall have failed to sign such continuation statements, amendments or assignments within five (5) Business Days after receipt of such notice from the Purchaser.  Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

Section 2.05.  Mortgage Files.

(a)           On or prior to the fourth (4th) Business Day prior to the related Purchase Date the Seller shall deliver to the Custodian (as agent on behalf of the Purchaser and the Agent) each of the documents and instruments below (the “Mortgage File”) with respect to each Mortgage Loan to be transferred by the Seller to the Purchaser on such date:

(i)           the related original Mortgage Note, including any riders thereto, endorsed by manual or facsimile signature by the Seller in blank in the following form: “Pay to the order of ________________ without recourse”, with all intervening endorsements that show a complete and unbroken chain of title from the originator of such Mortgage Loan to the Seller (each such endorsement being sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note), or, if the related original Mortgage Note has been lost or destroyed and not replaced, an original lost note affidavit stating that such original Mortgage Note was lost or destroyed and not replaced, together with a copy of such Mortgage Note.

(ii)           the related original recorded Mortgage, with evidence of recording indicated thereon (subject to the provisions of Section 2.05(b) below relating to items in the process of being recorded), or (if the original Mortgage has been lost or retained by a public recording office) a copy of such Mortgage certified by the public recording office in which such Mortgage has been recorded, and evidence that all related mortgage tax (if any) has been paid.

(iii)           A duly executed Assignment of Mortgage from the Purchaser, in blank and recordable form, to be held by the Custodian for the benefit of the Agent, on behalf of the Secured Parties.

(iv)           all interim executed recorded assignments of such Mortgage to the Purchaser, in each case with evidence of recording indicated thereon (subject to the provisions of Section 2.05(b) below relating to items in the process of being recorded) or (if the original assignment has been lost or retained by a public recording office) a copy of such assignment certified by the public recording office in which such assignment has been recorded, and evidence that all related mortgage tax (if any) has been paid.

(v)           the original or copies of each executed assumption, modification, written assurance or substitution agreement relating thereto, if any.

(vi)           with respect to each Mortgage Note, the original executed power of attorney (if any) used in connection with the closing thereof, with evidence of recording thereon.

(vii)           the original or duplicate original lender’s Title Insurance Policy relating thereto, or a printout of the electronic equivalent and all riders thereto (in the event such original Title Insurance Policy has not been received on or prior to the related Purchase Date by the Seller from the related insurer, such original or duplicate original lender’s Title Insurance Policy and all riders thereto shall be delivered by the Seller to the Custodian within 90 days of the related Purchase Date).

(viii)          in the event the related Title Insurance Policy has not yet been issued on or prior to the related Purchase Date, then the Seller shall deliver to the Custodian (as agent on behalf of the Purchaser and the Agent) on or before the related Purchase Date an escrow letter or a marked up title insurance commitment (on which the required premium has been paid) which evidences that such Title Insurance Policy will be issued.

(ix)           the original executed guaranty, if any, of the related Mortgagor’s obligations under such Mortgage Loan.

(x)           [Reserved]

(xi)           with respect to each Mortgage Loan pursuant to which the related Mortgagor and the Seller shall (in additional to entering into the related Mortgage Note) have entered into a loan agreement or substantively equivalent agreement, document or instrument, or any intercreditor agreement, subordination agreement, security agreement, participation agreement, control agreement, servicing agreement, chattel mortgage guarantee or other document, agreement or instrument, the executed original, or if not available a copy of such loan agreement or other agreement, document or instrument and all assignments, modifications and amendments thereof and the environmental assessment (if any) and the original executed environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or organized into the applicable loan documents (if any), relating to such Mortgage Loan or the related Mortgaged Property.

(xii)           evidence that the related Mortgaged Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to the Purchaser and the Agent and may be satisfied through the related Title Insurance Policy.

(xiii)           any documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Mortgage Loan, or otherwise executed or delivered in connection with such Mortgage Loan.

(xiv)           if the related assignment of leases is separate from the related Mortgage, the original of such executed assignment of leases with evidence of recording thereon (subject to the provisions of Section 2.05(b) below relating to items in the process of being recorded) or (if the original assignment of leases has been lost or retained by a public recording office) a copy of such assignment of leases certified by the public recording office in which such assignment has been recorded and evidence that all related mortgage tax (if any) has been paid.

(xv)           either (A) the original of each executed letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned and delivered to the Purchaser with a copy to be held by the Agent, and applied, drawn, reduced or released in accordance with documents evidencing or securing such Mortgage Loan, or (B) the original of each executed letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the Custodian as agent of the Purchaser and the Agent, with a copy to be held by the Agent, and applied, drawn, reduced or released in accordance with documents evidencing or securing such Mortgage Loan (it being understood that each of Seller and the Purchaser has severally agreed (1) that such letter of credit has been sold by the Seller to the Purchaser hereunder and contemporaneously pledged by the Purchaser to the Agent, (2) to notify in writing, on or before the related Purchase Date, the bank issuing the letter of credit that such letter of credit has been sold by the Seller to the Purchaser hereunder and contemporaneously pledged by the Purchaser to the Agent, (3) to use reasonable efforts to obtain within thirty (30) days (but in any event to obtain within ninety (90) days) following the related Purchase Date, an acknowledgement thereof by such bank (with a copy of such acknowledgement to be sent to the Agent), and (4) to indemnify the Agent and the Lender for any losses, liabilities, charges, costs, fees or other expenses accruing from the failure of Seller or the Purchaser, as the case may be, to assign such letter of credit hereunder).

(xvi)           if any, opinions of counsel executed and delivered in connection with the related Mortgage Loan.

(xvii)          copies of all tenant leases affecting the related Mortgaged Property, if any.

(xviii)         a current rent roll, if any, relating to the related Mortgaged Property.

(xix)            a copy of the Mortgage Appraisal relating to the related Mortgaged Property.

(b)           In the event that the Seller or the Purchaser cannot deliver (A) the original recorded Mortgage, (B) all interim recorded assignments or (C) all assignment of leases separate from the related Mortgage, satisfying the requirements of clauses (ii), (iv) or (xiv) above, respectively, on the related Purchase Date because such document or documents have not been returned from the applicable public recording office, then the Seller and the Purchaser shall promptly deliver to the Custodian (as agent for the Purchaser and the Agent) the original Mortgage or the interim assignment, as the case may be, with evidence of recording indicated thereon promptly following the Seller’s or the Purchaser’s receipt thereof from the public recording office, certified, if appropriate, by the relevant recording office; provided that, if such original Mortgage, assignment(s) and/or assignment of leases cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage, assignment(s) and/or assignment of leases has been delivered for recordation or because such original Mortgage, assignment(s) and/or assignment of leases has been lost, the Seller shall deliver or cause to be delivered to the Custodian a true and correct copy of such Mortgage, assignment(s) and/or assignment of leases together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Seller stating that such original Mortgage, assignment(s) and/or assignment of leases has been sent to the appropriate public recording official for recordation or to a closing agent with instructions to deliver such original Mortgage assignment(s) of leases to the appropriate public recording official for recordation or (ii) in the case of an original Mortgage, assignment(s) and/or assignment(s) of leases that has been lost after recordation, a copy of such recorded Mortgage, assignment(s) and/or assignment(s) of leases, together with a certification by the appropriate county recording office where such Mortgage, assignment(s) and/or assignment(s) of leases is recorded, that such copy(s) is a true and complete copy of the original recorded Mortgage, assignment(s) and/or assignment(s) of leases.

(c)           If the Seller cannot deliver, or cause to be delivered, any of the documents and/or instruments required pursuant to Section 2.05(a) above (other than pursuant to clause (ii), (iv) or (xiv) thereof as a result of being in the recording process or having been lost or retained by a public recording office) to be delivered as originals, then the Seller shall deliver a photocopy thereof and an Officer’s Certificate of the Seller certifying that such copy represents a true and correct copy of the original.  If the Seller has a legitimate and reasonable opportunity to obtain the original documents in question, if the document in question exists in original form, then the Seller shall (1) use reasonable efforts to obtain and deliver the original document within sixty (60) days after the related Purchase Date (or such longer period after the related Purchase Date as the Purchaser (following consultation with the Agent) may consent to, which consent shall not be unreasonably withheld so long as the Seller in good faith is attempting to obtain the original) and (2) after the expiration of such reasonable efforts period, deliver to the Purchaser a written certification that states that, despite the Seller’s best efforts, the Seller was unable to obtain such original document.

(d)           The Seller hereby represents and warrants, as of each Purchase Date, that:  (i) the Custodian is in possession of all Mortgage Files with respect to the Mortgage Loans sold or transferred by it hereunder and under the related Supplemental Conveyance, as the case may be, on such date, and each such Mortgage File contains all documents required to be in such Mortgage File as set forth in Section 2.05(a) (subject only to Sections 2.05(b) and 2.05(c); and (ii) the Seller has made the appropriate entries in its general accounting records as required pursuant to Section 5.01(h)(ii).

(e)           Each of the Purchaser and the Agent is hereby appointed as the attorney-in-fact of the Seller with the power to prepare, execute and record Assignments of Mortgages and endorsements to Mortgage Notes, and to otherwise act as set forth in herein, in the event that the Seller fails to do so on a timely basis as provided in this Section 2.05.

Section 2.06.  Document Defects; Repurchase of Ineligible Mortgage Loans.

(a)           No later than two (2) Business Days prior to the related Purchase Date, the Seller will have made the Mortgage Files available to the Purchaser or its agent for examination.  The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, sale or other relief as provided in this Agreement.  In furtherance of the foregoing, the Seller shall make the Mortgage Files available to the Purchaser and the Agent and their respective agents from time to time so as to permit the Purchaser to confirm the Seller’s compliance with the requirements of this Agreement.  In addition, upon reasonable request of the Purchaser or the Agent, the Seller agrees to provide to the Purchaser and the Agent (as the case may be) written information regarding the Mortgage Loans and their origination, processing, administration and servicing, to make the documents required to be included in the Mortgage Files available to the Purchaser and the Agent and to make available personnel knowledgeable about the Mortgage Loans and their origination, processing, administration and servicing for discussions with the Purchaser and the Agent, upon reasonable request and at reasonable intervals during regular business hours, and to otherwise permit the Purchaser and the Agent to conduct such due diligence with respect to the Seller and the Mortgage Loans as any such party reasonably believes is appropriate.

(b)           If at any time the Purchaser finds any Deficiency with respect to a Mortgage File or finds any document therein to be unrelated to the Mortgage Loans identified in the attached Schedule of Mortgage Loans, the Purchaser shall promptly (and in any event within one (1) Business Day of such discovery) notify the Seller, the Servicer, the Custodian and the Agent, and the Seller shall, in accordance with this Section 2.06, either (i) correct or cure any such Deficiency within 30 days following notice or discovery of such Deficiency or defect, to the extent curable to the Purchaser’s and the Agent’s satisfaction, (ii) purchase such Mortgage Loan at the Repurchase Amount in accordance with subsection (d) below, or (iii) cause the removal of such Mortgage Loan from the Purchaser and substitute one or more Qualifying Substitute Mortgage Loans in its place.

(c)           Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties set forth in Section 3.01(e), (h), (i), (l), or (u) (collectively, “Material Breaches” and each a “Material Breach”), the party discovering such breach shall give prompt written notice to the other Person set forth in this sentence (which notice shall be given no later than one (1) Business Day after such discovery) and to the Servicer, the Custodian, the Back-up Servicer and the Agent.  Within five (5) Business Days of its discovery or its receipt of notice of such Material Breach, the Seller shall be obligated to either (i) cure such breach, (ii) purchase such Mortgage Loan from the Purchaser at the applicable Repurchase Amount in accordance with subsection (d) below, or (iii) cause the removal of such Mortgage Loan from the Purchaser and substitute one or more Qualifying Substitute Mortgage Loans in its place.  Additionally, if on any date:  (i) any scheduled payment of a Mortgage Loan is reduced or such Mortgage Loan is cancelled as a result of any action, inaction or misrepresentation of the Seller, or (ii) any Mortgage Loan has been amended, modified, adjusted or extended by Seller in contravention of the last sentence of this Section 2.06(c) without the prior written consent of Agent (such reductions, amendments, modifications adjustments or extensions described in (i) and (ii) of this sentence, collectively “Seller Material Acts”), the Seller shall be obligated, within one (1) Business Day thereof: (x) in the case of any scheduled payment of a Mortgage Loan that is reduced, to deposit the amount of such reduction into the Collection Account, and (y) in all other cases, deposit the Repurchase Amount related to such Mortgage Loan into the Collection Account in accordance with subsection (d) below.  Nothing in this paragraph shall be construed to give the Seller any right, title or interest in and to any Mortgage Loan after the related Purchase Date or to require Seller to repurchase any Mortgage Loan due to the lack of future performance, decline in value or as a result of the related Obligor’s insolvency, credit loss or general inability to pay.  The Seller hereby confirms and agrees that, with respect to a Mortgage Loan, from and after its Purchase Date, the Seller has no right, title or interest in such Mortgage Loan and has no authority with respect to the collection, amendment, modification, adjustment, extension or cancellation of such Mortgage Loan, except to the extent of its capacity as Servicer pursuant to and in accordance with the Loan Agreement.

(d)           The Repurchase Amount for any Mortgage Loan which is to be purchased by the Seller pursuant to this Section 2.06 shall be remitted by the Seller in immediately available funds to the Account Bank for deposit in the Collection Account no later than the Business Day immediately following the date on which such obligation arises.  Upon receipt by the Purchaser and the Agent of a certificate of an authorized officer of the Account Bank (or other evidence satisfactory to both the Purchaser and the Agent) confirming that such Repurchase Amount has been so deposited, the documents included in the related Mortgage File shall be released to the Seller, and the Purchaser shall execute such documents and instruments of transfer or assignment (and shall cause the Agent, at the Purchaser’s expense, to execute such documents as shall be prepared by the Purchaser and necessary to release the Agent’s security interest in such Mortgage Loan) as shall be prepared by, and take such other actions (in each case at the sole expense of the Seller) as shall reasonably be requested by, the Seller to effect the conveyance from the Purchaser to the Seller of such Mortgage Loan pursuant to this Section 2.06.  The Purchaser, promptly following the Seller’s repurchase of a Mortgage Loan shall request the Servicer to amend the related Schedule of Mortgage Loans and deliver a copy of such amended Schedule of Mortgage Loans to the Purchaser, the Seller, the Custodian and the Agent, and each of the Seller and the Purchaser shall make (and the Purchaser shall request the Servicer to make) appropriate entries in its general account records to reflect such transfer.

(e)           Upon receipt by the Purchaser of any Qualifying Substitute Mortgage Loans, the documents included in the Mortgage File relating to the Deleted Mortgage Loans being so substituted shall be released to the Seller, and the Purchaser shall execute such documents and instruments of transfer or assignment (and shall cause the Agent, at the Purchaser’s expense, to execute such documents as shall be prepared by the Purchaser and necessary to release the Agent’s security interest in such Mortgage Loans) as shall be reasonably requested by the Seller.  The Purchaser, promptly following the Seller’s substitution of any Mortgage Loans with Qualifying Substitute Mortgage Loans, shall request the Servicer to amend the related Schedule of Mortgage Loans and deliver a copy of such amended Schedule of Mortgage Loans to the Purchaser, the Seller, the Custodian and the Agent, and each of the Seller and the Purchaser shall make (and the Purchaser shall request the Servicer to make) appropriate entries in its general account records to reflect such transfer.

(f)           This Section 2.06 provides the sole remedies to Purchaser, its successors and permitted assigns in respect of any Deficiencies with respect to a Mortgage File, any Material Breach or any Seller Material Acts.  If the Seller defaults in its obligations to cure, to repurchase, to substitute or otherwise deposit such amounts as required pursuant to subsections (b), (c), (d) and (e) above, or disputes its obligation to cure, repurchase, substitute or otherwise deposit such amounts as required pursuant to subsections (b), (c), (d) and (e) above, the Purchaser (including, without limitation, its successors and permitted assigns) may take such action as is appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings.

Section 2.07.  Pledge by Purchaser.  The Seller acknowledges and agrees that (a) the Purchaser is required pursuant to the Loan Agreement to pledge and grant a security interest in the Purchased Assets and assign its rights under this Agreement to the Agent (for the benefit of the Secured Parties) and (b) the representations, warranties and covenants contained in this Agreement and the rights of the Purchaser under this Agreement are intended to benefit the Agent (for the benefit of the Secured Parties).  The Seller hereby consents to all such pledges and grants.  Without limiting the generality of the foregoing, the parties hereto agree that the Agent (for the benefit of the Secured Parties) shall be the third-party beneficiary of this Agreement and shall have full right, power and authority to enforce the Purchaser’s rights and the Seller’s obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser on and as of each Purchase Date that:

(a)           Existence and Power.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Seller has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where the failure to have any of the foregoing does not, and is not reasonably expected to, have a Material Adverse Effect.

(b)           Due Qualification.  The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, except where the failure to do so does not, and is not reasonably expected to, have a Material Adverse Effect.

(c)           Company and Governmental Authorization; Contravention.  The execution, delivery and performance by the Seller of this Agreement are within the Seller’s corporate powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with, any Official Body (except as contemplated by Section 2.04), and do not contravene or violate, or constitute a default under, (i) any provision of applicable law, (ii) any rule or regulation applicable to the Seller, (iii) the organizational documents of the Seller, (iv) any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, except where such contravention, violation or default does not, and is not reasonably expected to, have a Material Adverse Effect or (v) result in the creation or imposition of any lien on assets of the Seller (except as contemplated by Section 2.03).

(d)           Binding Effect.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

(e)           Accuracy of Information.  As of the applicable Purchase Date, the Schedule of Mortgage Loans attached hereto or to the related Supplemental Conveyance, as applicable, and all other information heretofore furnished in writing by the Seller to the Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by the Seller to the Purchaser, will be, true and accurate in every material respect, as of the date specified therein (without omission of any information necessary to prevent such information from being materially misleading).

(f)           Actions, Suits.  Except as set forth in Exhibit B, there are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Seller or its respective properties, in or before any court, arbitrator or other body, which (i) are reasonably likely to have a Material Adverse Effect or (ii) assert the invalidity of this Agreement or seek to prevent the consummation of the transactions contemplated hereby.

(g)           Place of Business.  The office where the Seller keeps all the Records, is located at the address described on Exhibit C or such other locations notified to the Purchaser in accordance with Section 5.02(a) in jurisdictions where all action required by Section 5.02(a) has been taken and completed during the time periods required therein.  Within the last five years, the Seller has not merged or consolidated with any other Person, or changed the jurisdiction of its organization or been the subject of any bankruptcy proceeding.

(h)           Good Title; Perfection.  Immediately prior to each sale and assignment hereunder, the Seller shall be the legal and beneficial owner of the Mortgage Loans and Related Security to be sold on the related Purchase Date, free and clear of any Adverse Claim.  Immediately prior to each sale and assignment hereunder, each Mortgage Loan to be sold on the related Purchase Date shall be secured by a first priority perfected security interest in the related Mortgaged Property in favor of the Seller.  This Agreement and each Supplemental Conveyance shall evidence a valid sale, assignment and conveyance to the Purchaser of each Purchased Mortgage Loan, the Related Security and Collections with respect thereto and in the other Purchased Assets, free and clear of any Adverse Claim (except as created by this Agreement and each Supplemental Conveyance).  On or prior to the applicable Purchase Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Purchaser’s ownership interest in and to the Purchased Assets against all creditors of and transferees from the Seller will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.  No effective financing statement or other instrument similar in effect covering any Purchased Mortgage Loan or the Related Security or Collections with respect thereto is on file in any recording office, except those filed pursuant to this Agreement.

(i)           Eligible Mortgage Loans.  Each Mortgage Loan transferred hereunder and pursuant to the related Supplemental Conveyance is an Eligible Mortgage Loan as of the related Purchase Date.

(j)           Names.  Except as described in Exhibit D, the Seller has not used any corporate names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement.

(k)           Use of Proceeds.  No proceeds of any Purchase Price will be used for a purpose which violates, or would be inconsistent with, regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(l)           Underwriting Policy; Credit and Collection Policy.  The Seller has complied in all material respects with the Underwriting Policy and the Credit and Collection Policy in regard to each Purchased Mortgage Loan and Related Security.

(m)           Collection Account; Etc.  All payments made by (or on behalf of) Mortgagors are collected by Servicer utilizing ACH Credit sweep directly to the Custody Account, which ACH Credit payments are swept into the Collection Account on the same Business Day received in the Custody Account or, if made via check, sent directly to the Servicer and deposited into the Collection Account within two (2) Business Days’ of receipt thereof.

(n)           Investment Company.  The Seller is not an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940.

(o)           Financial Condition; No Fraudulent Conveyance.  The Seller is not insolvent or the subject of an Event of Bankruptcy and the sale and assignment of the Mortgage Loans on such day is not being made in contemplation of the occurrence thereof.  The Seller is not transferring nor will it transfer any Purchased Mortgage Loans with the intent to hinder, delay or defraud any Person.

(p)           ERISA.  There is, with respect to the Seller and any of its ERISA Affiliates:  (i) no material accumulated funding deficiency (within the meaning of ERISA and the Internal Revenue Code) with respect to any Plan under Title IV of ERISA; (ii) no termination of any Plan or trust which could result in any material liability to the PBGC; (iii) no “reportable event” (as that term is defined in ERISA, but excluding events as to which the provision of 30-day notice has been waived by the PBGC under Section 4043(a) of ERISA) which could reasonably be expected to constitute grounds for termination of any Plan or trust by the PBGC; and (iv) no non-exempt “prohibited transaction” (as that term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) which could reasonably be expected to result in any material liability to the Seller, but in the case of a Multiemployer Plan or a Plan subject to Section 4063 of ERISA only in the event that the existence thereof in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(q)           Separate Corporate Existence.  The Seller acknowledges that the Purchaser and the other parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Purchaser’s identity as a separate legal entity from the Seller and each other Affiliate.

(r)           Consideration.  The Seller has determined that the Purchase Price received by it for the Purchased Mortgage Loans and the other Purchased Assets on the related Purchase Date is substantially equal to the fair market value thereof.  No sale hereunder has been made for or on account of an antecedent debt owed by the Seller to the Purchaser and no such sale is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

(s)           No Fraudulent Transfer.  The Seller has, as of the related Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  The Seller has been solvent at all relevant times prior to, and will not be rendered insolvent by, the transfer of the Purchased Assets on or after the related Purchase Date.  As of the related Purchase Date, the Seller does not intend that it will incur debts or obligations beyond its ability to pay as such debts and obligations mature.  The Seller is generally able to pay, and as of the related Purchase Date is paying, its debts as they come due.  The Seller is not presently financially insolvent nor will the Seller be made insolvent within the meaning of the Federal Bankruptcy Code or the insolvency laws of any jurisdiction, or be left with unreasonably small assets of capital (as of, and immediately following, the related Purchase Date) with which to conduct its business, by virtue of the Seller’s execution of or performance under any of the Transaction Documents.  The Seller has not entered into any Transaction Document in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.  The transfer of the Purchased Assets by the Seller to the Purchaser does not and will not constitute a transfer of property in connection with any pre-existing indebtedness.

(t)           Taxes.  The Seller has filed all required tax returns which would be delinquent if they had not been filed on or before the related Purchase Date and has paid all taxes, fees or other charges imposed on it or any of its assets by any Governmental Authority or tax, accounting, regulatory or licensing body, in each case due and payable on or before the related Purchase Date.  The Seller is not liable for the taxes payable by any other Person. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any tax, assessment, fee or other governmental charge paid or payable by the Seller or any Affiliate thereof.  Any taxes, assessments, fees and other governmental charges payable by the Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid prior to becoming delinquent.  There is not now, nor will there be at any time in the future, any agreement or understanding among any of or all of the Servicer, the Borrower and the Seller, providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges, except (i) as provided under the Transaction Documents, and (ii) tax sharing agreements among any or all of the Servicer, the Borrower, the Seller and any of the Seller’s Affiliates, under which appropriate and customary allocation of tax sharing responsibilities has been made which reflects economic realities.

(u)           Mortgage Loan Representations and Warranties.  The Seller hereby represents and warrants to the Purchaser as of the related Purchase Date (and to the extent expressly stated on Exhibit E hereto at such other time) the accuracy of the representations and warranties set forth on Exhibit E hereto.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01.  Conditions to Closing Date.  On or prior to the Initial Purchase Date, the Seller shall deliver (or cause to be delivered) to the Purchaser or Custodian the documents and instruments required to be delivered by the Seller pursuant Section 2.05 hereto with respect to each Mortgage Loan being purchased on the Initial Purchase Date.

Section 4.02.  Conditions to Purchase of Mortgage Loans.  The Purchaser’s obligation to purchase the Purchased Assets on each Purchase Date shall be subject to satisfaction of the following applicable conditions precedent:

(a)           On or prior to each Purchase Date following the Initial Purchase Date, the Seller shall have executed a Supplemental Conveyance and shall have delivered the same to the Purchaser.

(b)           On or prior to each Purchase Date following the Initial Purchase Date, the Seller shall deliver (or cause to be delivered) to the Purchaser or Custodian the documents and instruments required to be delivered by the Seller pursuant to Section 2.05 hereto with respect to each Mortgage Loan being purchased on the each such Purchase Date.

(c)           The Seller shall have complied in all material respects with the covenants and agreements contained herein.

(d)           Each of the representations and warranties in Section 3.01 shall be true and correct in all material respects.

(e)           The Seller shall have taken any actions necessary or advisable and reasonably requested in writing by the Purchaser as soon as practicable, to maintain the Purchaser’s perfected ownership interest in the Purchased Assets (including in the Mortgage Loan sold on such Purchase Date).

ARTICLE V

COVENANTS

Section 5.01.  Covenants.  During the term of this Agreement, unless the Purchaser shall otherwise consent in writing:

(a)           Furnishing of Information.  The Seller will furnish to the Purchaser, as soon as reasonably practicable after receiving a request therefor, such information with respect to the Purchased Mortgage Loans as the Purchaser may reasonably request in order to protect the interests of Purchaser, Agent and Lender under or as contemplated by this Agreement or the other Transaction Documents.

(b)           Fulfillment of Obligations.  The Seller will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed by it under or in connection with this Agreement and the Purchased Mortgage Loans, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Mortgage or Mortgage Note related to the Purchased Mortgage Loans, will do nothing to impair the ownership interest of the Purchaser in and to the Purchased Mortgage Loans and will pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable by it in connection with the Purchased Mortgage Loans and their creation and satisfaction.

(c)           Conduct of Business.  The Seller will do all things necessary to remain duly organized, validly existing and in good standing as a domestic entity in its jurisdiction of organization.  The Seller will maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority except, in each case, where the failure to do so does not, and is not reasonably expected to, have a Material Adverse Effect.

(d)           Compliance with Laws.  The Seller will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject or which are applicable to the Purchased Mortgage Loans, except where the failure to so comply does not, and is not reasonably expected to, have a Material Adverse Effect.

(e)           Maintenance of Separate Existence.  The Seller shall do all things necessary to maintain its legal existence separate and apart from the Purchaser.  Without limiting the generality of the foregoing, the Seller shall:

(i)           maintain an arm’s length relationship with the Purchaser, and shall not (A) lend money to, or borrow money from, the Purchaser or (B) transact any business, or enter into any transaction with the Purchaser, except, in each case, pursuant to binding and enforceable written agreements the terms of which, on the whole, are arm’s-length and commercially reasonable;

(ii)           not (A) perform any of the Purchaser’s duties or obligations, (B) commingle assets with those of the Purchaser (except for the temporary commingling of Collections), (C) guarantee or become obligated for the debts of the Purchaser or hold out its credit as being available to satisfy the obligations of the Purchaser, (D) operate or purport to operate as a single integrated entity with respect to the Purchaser, (E) endeavor to obtain credit for the Purchaser or incur any obligation on behalf of the Purchaser to any affiliated or unaffiliated third party based upon the assets or creditworthiness of the Seller or (F) fail to correct any known misunderstanding or misrepresentation with respect to any of the foregoing;

(iii)           maintain bank accounts and books of account separate from those of the Purchaser;

(iv)           to the extent it shares its office with the Purchaser, maintain separate records storage space and files in the building they share, and maintain and use separate business forms; and

(v)           take such actions as are necessary to ensure that any financial statements of the Seller or any Affiliate thereof which are consolidated to include the Purchaser will contain detailed notes clearly stating that (a) all of the Purchaser’s assets are owned by the Purchaser, and (b) the Purchaser is a separate entity with its own separate creditors that will be entitled to be satisfied out of the Purchaser’s assets prior to any value in the Purchaser becoming available to the Purchaser’s equity holders; and the accounting records and the published financial statements of the Seller will clearly show that, for accounting purposes, the Purchased Mortgage Loans and Related Security have been sold to the Purchaser.

(vi)           to the fullest extent permitted by applicable law, take no action to dissolve the Purchaser, including applying (or consenting to the application) for judicial dissolution.

(f)           Compliance with Opinion Assumptions.  Without limiting the generality of Section 5.01(e) above, in all material respects, the Seller shall (as to itself) maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts set forth in, and forming the basis of, the opinions set forth in the opinion delivered pursuant to the Loan Agreement (as the same relates to true sale and non-consolidation).

(g)           Inspection.  The Seller shall upon receipt of reasonable prior written notice, permit the Purchaser and its agents at any time during normal business hours to inspect, audit and make copies and extracts from the Seller’s records regarding any Purchased Mortgage Loan.  Nothing in this Section 5.01(g) shall affect the obligation of the Seller to observe any applicable law prohibiting the disclosure of information regarding the Mortgagors, and the failure of the Seller to provide access to information as a result of such obligation shall not constitute a breach of this Section 5.01(g).

(h)           Keeping and Marking of Records and Books.  The Seller will, on or prior to the related Purchase Date, mark its master data processing records and other books and records relating to the Mortgage Loans being sold to the Purchaser on such Purchase Date with a legend, acceptable to the Purchaser and the Agent, describing the Purchaser’s ownership in the related Purchased Assets and the Agent’s security interest in the related Purchased Assets.

(i)           Actions, Suits.  Promptly following receipt of notice thereof, the Seller shall notify the Purchaser of any actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Seller or their respective properties, in or before any court, arbitrator or other body, which (i) are reasonably likely to have a Material Adverse Effect or (ii) assert the invalidity of this Agreement or seek to prevent the consummation of the transactions contemplated hereby.

(j)           Reporting.  The Seller will furnish or cause to be furnished to the Purchaser, the Lender and the Agent at least thirty (30) days prior to the effectiveness of any change in, or amendment to, the Underwriting Policy, a copy of the Underwriting Policy then in effect and a notice (1) indicating such change or amendment, and (2) if such proposed change or amendment would be reasonably likely to affect the collectibility of a Purchased Mortgage Loan or decrease the credit quality of any newly created Purchased Mortgage Loan, requesting the Purchaser’s and the Agent’s written consent thereto.

(k)           Notices.  The Seller will promptly (and in any event no later than five (5) days after such occurrence) notify the Purchaser and the Agent in writing, by means of an Officer’s Certificate, of the occurrence of any of the following, describing the same and, if applicable, the steps being taken with respect thereto:

(i)           Any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii)           The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or proceeding of any Governmental Authority or any regulatory, accounting, tax or licensing body by or against the Seller that (1) questions or challenges the validity or enforceability of this Agreement or any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, (2) makes a claim or claims in an aggregate amount greater than One Million Dollars ($1,000,000) or (3) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(iii)           Each Event of Default and each Unmatured Event of Default.

(l)           Audits.  The Seller will furnish to the Purchaser, the Agent and the Lender from time to time such information with respect to it and the Mortgage Loans as the Purchaser or the Agent may reasonably request.  The Seller will, from time to time during regular business hours as reasonably requested by the Purchaser or the Agent upon reasonable notice and at the sole cost of the Seller, permit or cause to be permitted the Purchaser and the Agent, and their respective agents, auditors, attorneys or other representatives to inspect the Purchased Assets and the Mortgage Loan Files, and the related accounts, records and computer systems, software and programs used or maintained by the Seller.

(m)           True Sale.  The Seller shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as a sale and absolute assignment of the Purchased Mortgage Loans to the Purchaser constituting a “true sale” for bankruptcy purposes.

Section 5.02.  Negative Covenants of the Seller.  During the term of this Agreement, unless the Purchaser shall otherwise consent in writing:

(a)           Name Change, Offices, Records and Books of Accounts.  The Seller shall not change its name, identity or structure nor relocate its jurisdiction of incorporation or any office where Records are kept unless, within thirty (30) days following such change or relocation, it shall have: (i) given the Purchaser written notice thereof and (ii) delivered to the Purchaser all financing statements, instruments and other documents requested by the Purchaser in connection with such change or relocation.  The Seller shall at all times maintain its jurisdiction of organization within a jurisdiction in the United States and in which Article 9 of the Relevant UCC is in effect and in the event it moves jurisdiction of organization to a location which may charge taxes, fees, costs, expenses or other charges to perfect the ownership interest of the Purchaser in the Purchased Assets, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting the ownership interest of the Purchaser in the Purchased Assets and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the ownership interest of the Purchaser in the Purchased Assets.

(b)           Transfers, Liens, Etc.  Except for the transfers permitted under this Agreement, the Seller shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claims created by or arising through or under the Seller (including, without limitation, the filing of any financing statement) upon or with respect to any Purchased Mortgage Loan, Related Security or Collections (or any portion thereof), or upon or with respect to any account to which any Collections of any Purchased Mortgage Loan are sent, or assign any right to receive income in respect thereof.

(c)           Change in Business or Underwriting Policy.  The Seller shall not make any change in the character of its origination business or in the Underwriting Policy in regard to the origination of Mortgage Loans that would be reasonably likely to result in a Material Adverse Effect.

(d)           Consolidations, Mergers and Sales of Assets.  Seller shall not, (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that Seller may (I) merge with another Person if (A) Seller is the Person surviving such merger or the Person with whom Seller is merged into or consolidated with is an Affiliate of Seller and the surviving corporation assumes in writing all duties and liabilities of Seller hereunder and under the other Transaction Documents, and (B) immediately after and giving effect to such merger, no Event of Default or Unmatured Event of Default shall have occurred and be continuing and (II) sell, lease or otherwise transfer all or substantially all of its assets to Borrower pursuant to this Agreement or to an Affiliate of Seller if (A) such Affiliate assumes in writing all duties and liabilities of Seller hereunder and under the other Transaction Documents, and (B) immediately after giving effect to such sale, lease or other transfer, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(e)           Modifications to Mortgage Documents, Underwriting Policy and Credit and Collection Policy.  The Seller will not make any change in the character of its business or to the Underwriting Policy or allow or cause a change to the Credit and Collection Policy that could materially and adversely impair the collectibility of a Purchased Mortgage Loan without the prior written consent of the Agent.

ARTICLE VI

TERMINATION

Section 6.01.  Term.  This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the earlier of (a) the termination of the Loan Agreement and (b) upon the occurrence of any of the following events (each, a “Purchase Termination Event”):  the Purchaser or the Seller shall (i) become insolvent or experience an Event of Bankruptcy, or (ii) become unable for any reason to convey Mortgage Loans in accordance with the provisions of this Agreement; provided, however, that (A) the termination of this Agreement pursuant to this Section 6.01 shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to repurchase Purchased Mortgage Loans sold prior to such termination pursuant to Section 2.06 hereof and (B) the indemnification and payment provisions set forth in Article VII hereof and the provisions and agreement set forth in Sections 8.07 and 8.09 hereof shall be continuing and shall survive termination of this Agreement.

Section 6.02.  Effect of Termination.  No termination or rejection or failure to assume the executory obligations of this Agreement in the Event of Bankruptcy of the Seller or the Purchaser shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by the Seller.

ARTICLE VII

INDEMNIFICATION

Section 7.01.  Indemnification.  (a)  Without limiting any other rights that Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify Purchaser (and its assignees) and Agent, Lender, Servicer, Custodian, Back-up Servicer and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”) upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called the “Indemnified Amounts”)  which to any extent may be awarded against, imposed on or incurred by any Indemnified Party arising out of, resulting from or otherwise related to any breach of any of the Seller’s representations, warranties and/or covenants contained herein, in any Supplemental Conveyance or any action taken by the Seller or omission of the Seller which reduces or impairs the rights of any Indemnified Party with respect to any Purchased Assets or the value of any Purchased Asset.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED AMOUNTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PARTY,

provided only that no Indemnified Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by (i) its own individual gross negligence or willful misconduct, as determined in a final judgment , or (ii) results from a breach in bad faith of such Indemnified Party’s obligations under any Transaction Document.  If any Person ever alleges such gross negligence, willful misconduct or bad faith by any Indemnified Party, the indemnification provided for in this section shall nonetheless be paid as set forth herein, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence, willful misconduct or bad faith.

(a)           Promptly upon receipt by the Purchaser of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against the Purchaser, the Purchaser shall, if a claim in respect thereof is to be made against the Seller hereunder, notify the Seller in writing of the commencement.  The Seller may, at its own expense, participate in and assume the defense and settlement of any suit, action, claim, proceeding or investigation brought against the Purchaser for which indemnification is sought under this Section 7.01, and no settlement thereof shall be made without the approval of the Seller and the Purchaser.  The approval of the Seller shall not be unreasonably withheld or delayed.  After notice from the Seller to the Purchaser of its intention to assume the defense thereof with counsel reasonably satisfactory to the Purchaser, and so long as the Seller so assumes the defense thereof in a manner reasonably satisfactory to the Purchaser, the Seller shall not be liable for any legal expenses of counsel for the Purchaser unless there shall be a conflict between the interests of the Seller and the Purchaser, in which case the Purchaser shall have the right to employ separate counsel at the expense of the Seller.  If the Seller shall have made any indemnity payments pursuant to this Section 7.01 and the Person to or on behalf of whom such payments are made thereafter collects any of such amounts from others, such Person shall promptly repay such amounts to the Seller, without interest (except to the extent received by such Person).

Section 7.02.  Procedures for Indemnification.  The Purchaser will promptly notify (but, in no event later than 15 days after actual knowledge thereof) the Seller of any event of which it has knowledge which will entitle the Purchaser to compensation or indemnification from the Seller.  Any such notice claiming compensation or indemnification hereunder shall, if applicable, set forth in reasonable detail and in good faith the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error.  In determining such amount, the Purchaser may use any reasonable averaging and attribution methods.  The Seller shall pay each claim for compensation under Section 7.01 within ten (10) Business Days after notice thereof.

Section 7.03.  Other Costs and Expenses.  The Seller shall pay on demand all reasonable costs and expenses of the Purchaser in connection with the administration or amendment of this Agreement, or any other document to be delivered hereunder, including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel for the Purchaser with respect hereto or thereto and in connection with obtaining advice as to its rights and remedies under this Agreement, or in connection with the enforcement hereof, including reasonable fees and out-of-pocket expenses of legal counsel for the Purchaser.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Waivers; Amendments.  The Purchaser and the Seller may from time to time, with the written consent of the Agent, (a) enter into agreements amending, modifying or supplementing this Agreement, and (b) grant waivers of the provisions of this Agreement or consent to a departure from the due performance of the obligations of the other party under this Agreement.  Any such amendment, waiver or consent must be in writing.  Any waiver of any provision hereof, and any consent to a departure by the Seller from any of the terms of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.02.  Notices.  Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile transmission) and shall be given to the applicable party at its address set forth below or in accordance with the last written direction from such party to the other parties hereto.  Each such notice or other communication shall be effective when received.

Seller:	Ministry Partners Investment Corporation
955 West Imperial Highway
Brea, California 92821
Attention: President
Purchaser:	Ministry Partners Funding, LLC
955 West Imperial Highway
Brea, California 92821
Attention: President

Section 8.03.  Governing Law; Submission to Jurisdiction; Integration.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York (WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b)           The parties hereto hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Nothing in this Section 8.03 shall affect the right of any party hereto to bring any action or proceeding against the other party or its properties in the courts of other jurisdictions.

(c)           The Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 8.04.  Severability; Counterparts, Waiver of Setoff.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Any provisions of this Agreement that are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The Seller hereby waives any right of setoff for any amounts due hereunder which it may have or to which it may be entitled against the Purchaser and its assets.

Section 8.05.  Assignments.  This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that, except as expressly permitted in this Agreement, the Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Purchaser.  No provision of this Agreement shall in any manner restrict the ability of the Purchaser to assign in whole or in part the Purchased Mortgage Loans and the other Purchased Assets (or interests therein).

Section 8.06.  Confidentiality.  The Purchaser and the Seller shall keep all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith confidential in accordance with customary procedures for handling confidential information of this nature and will not disclose such information to outside parties (except counsel, auditors and Rating Agencies) but may make disclosure (a) reasonably required by a bona fide transferee or prospective transferee, including, without limitation, the Agent, any Liquidity Bank (as defined in the Loan Agreement) and the Lender, and their respective counsel and auditors, provided, that any bona fide transferee or prospective transferee, including without limitation, the Agent, any Liquidity Bank (as defined in the Loan Agreement) and the Lender, and their respective counsel and auditors to whom such disclosure is made shall abide by the confidentiality provisions of this Section 8.06, (b) necessary in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance by the Seller or the Purchaser of this Agreement, (c) as required or requested by any Official Body or pursuant to legal process or as required by applicable law (including securities laws) or (d) in connection with the enforcement hereof.  Each of the Seller and the Purchaser agrees that any confidential information (which includes all information (i) that is not and does not hereafter become publicly available through no fault of the Seller or the Purchaser or any of their respective agents or representatives and (ii) that is provided by the Seller or the Purchaser or any of their respective agents or representatives, in any format whatsoever), shall be used only in connection with this Agreement and the transactions contemplated hereby and not for any other purpose; provided, that the Seller and the Purchaser may disclose on a confidential basis any such confidential information to any Rating Agency.  Without limiting the generality of the foregoing, the Seller and the Purchaser shall observe any applicable law prohibiting the disclosure of information regarding Mortgagors and shall request of each Person to whom disclosure is made pursuant to this Section 8.06 to observe any such applicable laws.

Section 8.07.  No Petition.  The Seller agrees that, prior to the date which is one year and one day after the date upon which all obligations of the Purchaser under the Loan Agreement are paid in full and all other indebtedness of the Purchaser is paid in full, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any state of the United States.

Section 8.08.  WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.09.  Payments Set Aside.  To the extent that the Seller or any Obligor makes a payment to the Purchaser or the Purchaser exercises its right of set-off and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Seller, such Obligor, a trustee, a receiver or any other Person under any law, including, without limitation, any bankruptcy law, any state or federal law, common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.  The provisions of this Section 8.09 shall survive the termination of this Agreement.

Section 8.10.  No Implied Waiver; Cumulative Remedies.  No course of dealing and no delay or failure of the Purchaser in exercising any right, power or privilege under the Transaction Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege.  The rights and remedies of the Purchaser under the Transaction Documents are cumulative and not exclusive of any rights or remedies that the Purchaser would otherwise have.

Section 8.11.  No Discharge.  The obligations of the Seller under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable law, including, without limitation, any failure to set-off or release in whole or in part by the Purchaser of any balance of any deposit account or credit on its books in favor of the Seller, or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing that could operate as a discharge of the Seller as a matter of law.

Section 8.12.  No Recourse.  Notwithstanding anything to the contrary contained herein, the obligations of the Purchaser and the Seller, respectively, under this Agreement shall be solely the limited liability company obligations of the Purchaser, and shall be without recourse to any officer, director, shareholder, member or Affiliate of the Purchaser or the Seller, as applicable; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

Section 8.13.  Supplemental Conveyance.  Any references to the Agreement herein shall, wherever applicable, be read to include each Supplemental Conveyance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

MINISTRY PARTNERS FUNDING, LLC, as Purchaser
By:
Name:
Title:
MINISTRY PARTNERS INVESTMENT CORPORATION, as Seller
By:
Name:
Title:

EXHIBIT A

FORM OF SUPPLEMENTAL CONVEYANCE

SUPPLEMENTAL CONVEYANCE, dated as of  _______________, 20__, by MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation (the “Seller”) and Ministry Partners Funding, LLC, a Delaware limited liability company (the “Purchaser”), pursuant to the Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Seller and the Purchaser are parties to the Mortgage Loan Purchase Agreement, dated as of October 30, 2007 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Agreement”);

WHEREAS, pursuant to Sections 2.01 and 4.02 of the Agreement, the Seller wishes to sell Mortgage Loans to the Purchaser; and

WHEREAS, the Purchaser has agreed, pursuant to the Agreement, to purchase such Mortgage Loans, subject to the terms and conditions of Section 4.02 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the Seller and the Purchaser hereby agree as follows:

1.           Defined Terms.  Capitalized terms used herein shall have the respective meanings assigned to such terms in the Agreement unless otherwise defined herein.

“Cut-off Date” shall mean, with respect to the Mortgage Loans transferred hereby, the close of business on September 30, 2007.

“Purchase Date” shall mean, with respect to the Mortgage Loans transferred hereby, October 30, 2007.

“Purchase Price” shall mean $[             ], which amount represents the fair market value of the Mortgage Loans transferred hereby as determined by the Purchaser and the Seller.

2.           Schedule of Mortgage Loans.  The Schedule of Mortgage Loans attached hereto as Schedule 1 (or as delivered to the Purchaser in the form of microfiche or in electronic format, including disk, electronic file, CD-ROM or such other format as is reasonably acceptable to the Purchaser) supplements the Schedule of Mortgage Loans attached as Schedule 1 to the Agreement.  The Mortgage Loans listed in Schedule 1 attached hereto (or as delivered to the Purchaser in the form of microfiche or in electronic format, including disk, electronic file, CD-ROM or such other format as is reasonably acceptable to the Purchaser) constitute the Mortgage Loans to be sold pursuant to this Supplemental Conveyance on the Purchase Date.

3.           Conveyance of Mortgage Loans.  Subject to the conditions specified in Section 4.02 of the Agreement, the Seller does hereby assign, transfer and convey to the Purchaser the Purchased Mortgage Loans listed on Schedule 1 hereto, (ii) the Related Security with respect to such Purchased Mortgage Loans, and (iii) all Collections with respect to such Purchased Mortgage Loans and (b) all cash and non-cash proceeds of any of the foregoing, on the Purchase Date for the Purchase Price.

4.           Bring-Down of Representations and Warranties.  The Seller hereby confirms that each of its representations and warranties contained in Section 3.01 of the Agreement are true and correct in all material respects as of the date specified therein.

5.           Conditions Precedent.  The Seller hereby certifies that each of the conditions precedent to the conveyance of Purchased Mortgage Loans hereunder set forth in Section 4.02 of the Agreement has been satisfied or waived as of the Purchase Date.

6.           Incorporation of Purchase Agreement.  This Supplemental Conveyance is made pursuant to and upon the representations, warranties and agreements on the part of the Seller contained in the Agreement and shall be governed in all respects by the Agreement.

7.           Ratification of Agreement.  As supplemented by this Supplemental Conveyance, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by this Supplemental Conveyance shall be read, taken and construed as one and the same instrument.

8.           Counterparts.  This Supplemental Conveyance may be executed in two or more counterparts (and by different parties in separate counterparts), each of which shall be an original but all of which together shall constitute one and the same instrument.

9.           Governing Law.  This Supplemental Conveyance shall be construed in accordance with the laws of the State of New York (without regard to its conflicts of law principles other than Section 5-1401 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Supplemental Conveyance to be duly executed and delivered by their respective duly authorized representatives as of the day and the year first above written.

MINISTRY PARTNERS FUNDING, LLC, as Purchaser
By:
Name:
Title:
MINISTRY PARTNERS INVESTMENT CORPORATION, as Seller
By:
Name:
Title: